INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Notice of Special Meeting of Common Unitholders of Enterprise Products Partners L.P. of our report dated February 25, 2000 appearing in the Annual Report on Form 10-K of Enterprise
Products Partners L.P. for the year ended December 31, 1999 and of our report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the basis of presentation and a notation that the financial statements are not intended to be a complete presentation of the net assets or operations of Tejas Natural Gas Liquids, LLC and subsidiaries) dated September 17, 1999 on the statement of assets acquired and liabilities assumed as of December 31, 1998 (pursuant to the Contribution Agreement by and among Tejas Midstream Enterprises, LLC, Tejas Energy, LLC, Enterprise Products Partners L.P., Enterprise Products Operating L.P., Enterprise Products GP, LLC, EPC Partners II, Inc. and Enterprise Products Company, dated September 17, 1999) and the related statements of revenues and direct operating expenses for the years ended December 31, 1998, 1997 and 1996 of Tejas Natural Gas Liquids, LLC and subsidiaries appearing in the Amended Current Report on Form 8-K/A-1 dated October 27, 1999 of Enterprise Products Partners L.P.

DELOITTE & TOUCHE LLP

Houston, Texas
March 29, 2000